Exhibit 10.31

MAY 20, 2013

VOTORANTIM CIMENTOS S.A.

STOCK OPTION PLAN

1.	PURPOSE OF THE PLAN.

1.1. This Stock Option Plan (the “Plan”), established in accordance with Article 168, § 3º of Law nº 6.404/76, aims to grant options to purchase or subscribe for shares (the “Options”) of Votorantim Cement S.A. (the “Company”) to officers and employees of the Company, as well as to the officers and employees of the Company’s, direct or indirect, subsidiaries, in order to promote the growth, success and achievement of the corporate objectives of the Company, and to align their interests with those of the Company.

2.	DEFINITIONS.

2.1. The following terms, when capitalized throughout the Plan, whether in the singular or plural, shall have the following meanings:

(i)	Shares: shall mean the common and/or preferred shares issued by the Company, and/or units (certificados de depósito de açöes) representing common and preferred shares of the Company;

(ii)	Beneficiaries: shall mean the individuals selected by the Company’s Board of Directors to be the holders of Options under the Plan;

(iii)	Agreement: shall mean the agreement to purchase or subscribe for Shares to be executed between the Company and each of the Beneficiaries;

(iv)	Eligible Beneficiaries: shall mean all the officers and employees of the Company and its subsidiaries who, according to the Board of Directors, may become Beneficiaries under the Plan;

(v)	IPO: shall mean the public offering of the primary and secondary distribution of units (certificados de depósito de ações) representing the Company’s common and preferred shares, as filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários) on April 8, 2013;

(vi)	Options: shall mean the options to purchase or subscribe for Shares granted to the Beneficiaries;

(vii)	Exercise Period: shall mean the periods established by the Board of Directors, during which the Beneficiaries may exercise the Options;

(viii)	Plan: shall mean this Stock Option Plan, duly approved by the shareholders at the Company’s Extraordinary General Shareholders’ Meeting held on May 20, 2013;

(ix)	Term of the Grant: shall mean ten (10) years beginning 180 (one hundred and eighty) days from the date on which the closing notice of the IPO (anúncio de encerramento da oferta) is published, during which the Board of Directors will grant Option(s) to the Beneficiaries;

(x)	Term: shall mean the period during which the Plan shall remain in force, which began on May 20, 2013 (the date of its approval by the Company’s shareholders at their Extraordinary General Shareholders’ Meeting) and shall remain in force until all the rights under the Options granted have been fully exercised or until the expiration of the Exercise Period of the Options granted; and

(xi)	Exercise Price: shall mean the price per Share to be paid by the Beneficiary to the Company upon the exercise of Options, pursuant to the terms and conditions duly determined by the Board of Directors.

3.	PLAN ADMINISTRATION.

3.1. The Board of Directors shall administer the Plan, as approved by the shareholders at their Extraordinary General Shareholders’ Meeting on May 20, 2013, in accordance with the terms of the Plan and the limitations prescribed by law and the Company’s Bylaws.

3.2. The Board of Directors shall have full authority to administer the Plan, subject to the provisions of the law and the Company’s Bylaws, and they may:

(i)	decide on any and all measures relating to the administration of the Plan, and the interpretation, details and application of the general rules established herein;

(ii)	establish or modify, as appropriate, the terms, timing, quantity and conditions of the Options granted under the Plan, as provided in the following clauses;

(iii)	analyze exceptional cases arising from or related to the Plan;

(iv)	select, at its sole discretion, the Beneficiaries pursuant to Section 4 of the Plan; and

(v)	determine the penalties for any breach of obligations arising out of or related to the Plan.

3.3. The Board of Directors is prohibited, except for those adjustments expressly permitted by the Plan: (i) to increase the maximum limit of Shares that may be issued as a result of the exercise of Options granted, as provided in Section 5.1 below, and (ii) without the consent of the holder, alter any rights or obligations arising from any Agreements signed with any Beneficiary.

4.	ELIGIBLE BENEFICIARIES.

4.1. The Board of Directors shall:

(i)	select, from among the highest-ranking officers and employees of the Company or its subsidiaries, as applicable, the eligible Beneficiaries (“Eligible Beneficiaries”); and

(ii)	select, from among the Eligible Beneficiaries, those who will become Beneficiaries, the time when Options will be granted, and the number of Shares subject to the Option to be granted to each of them, for which the Board of Directors may take into consideration the importance and essential nature of their duties, the Beneficiary’s potential and involvement in strategic projects, and the aggregate value added to the Company.

4.2. The Board of Directors may treat differently Beneficiaries who are similarly situated, and is not bound by any rule of equity or similar rule to offer to other Beneficiaries any condition or decision that it deems applicable only to one or more specific Beneficiaries.

5.	SHARES INCLUDED IN THE PLAN.

5.1. The Options granted under the Plan, whether exercised or not, may confer rights to purchase or subscribe for a number of Shares that does not exceed 2% (two percent) of the share capital of the Company during the Term of the Grant, with the further requirement that the total number of Shares issued or issuable under the Plan is within the limit of the Company’s authorized share capital. For purposes of determining hereunder the number of shares corresponding to 2% (two percent) of the share capital of the Company, the number shall include new Shares issued within the authorized share capital limit, as provided in clause (a) of Section 5.2. below, as well as the treasury Shares sold to the Beneficiaries pursuant to clause (b) of Section 5.2. below.

5.2. In order to satisfy the exercise of Options granted under the Plan, the Company may, at the discretion of the Board of Directors: (a) issue new Shares within the authorized share capital limit, or (b) sell to the Beneficiary, treasury Shares.

5.3. Pursuant to Article 171, §3, of Law 6.404/76, the shareholders are not entitled to preemptive rights in the grant of Options or in the exercise of the Options by the Beneficiaries.

6.	STOCK OPTION.

6.1. For the purpose of granting the Options, the Company’s Board of Directors may determine, in its sole discretion:

(i)	the number of Options and Shares subject to those options, as well as their respective types and classes, subject to the maximum limit specified in Section 5.1 of the Plan;

(ii)	the Beneficiaries, as provided in Section 4.1 of the Plan;

(iii)	the time and frequency with which the Options are granted;

(iv)	the periods during which the Options may be exercised;

(v)	the terms and conditions for the execution of the Agreement;

(vi)	the Exercise Price and the form of payment;

(vii)	the Exercise Period; and

(viii)	the terms and conditions the Beneficiaries must observe when disposing of the Shares acquired as a result of the exercise of the Options in accordance with the terms of the Plan and the Agreement.

6.2. The Options shall be granted to the Beneficiaries in the course of ten (10) years beginning 180 (one hundred and eighty) days from the date on which the closing notice of the IPO (anúncio de encerramento da oferta) is published (the “Term of the Grant”), and the Board of Directors shall determine the time and frequency of the grants.

6.3. The Options shall be granted upon execution of the Agreement, the terms and conditions of which shall be established by the Board of Directors, including: (a) the number of Shares subject to the granting of the Option, (b) the conditions for acquiring the right to exercise the Option, (c) the maximum term to exercise the Option, (d) the criteria for determining the Exercise Price and the terms of payment, and (e) if applicable, the grace periods during which the Beneficiaries may not exercise the Options.

6.4. The Beneficiary will forfeit the right to exercise any portion of the Option if not exercised within the terms and conditions stipulated by the Board of Directors, and will not be entitled to compensation.

7.	EXERCISE OF THE OPTIONS.

7.1. The Board of Directors shall establish the conditions for exercising the Options, and may set the goals the Beneficiaries must achieve in order to exercise the Options granted to them, including goals related to production or operations, or that are temporal or economic in nature, or are related to the Company’s market share.

7.2. In addition, upon granting the Options, the Board of Directors shall determine, the maximum term to exercise the Options, which shall be counted as of the date the Options are granted.

7.3. The Beneficiary will formalize the exercise of the Option by written notice to the Company and the Board of Directors pursuant to the terms and conditions timely set by the Board of Directors.

7.4. The Board of Directors may suspend the right to exercise the Options, whenever situations arise that, under the law or regulations in force at that time, restrict or prohibit the trading of Shares by the Beneficiaries.

7.5. No Beneficiary shall have any of the rights or privileges provided to a shareholder of the Company until the Options are fully exercised and the Shares subject to the Options are subscribed for or purchased and fully paid.

7.6. Taxes and charges related to the financial benefit resulting from the exercise of the Options shall be the sole responsibility of the respective Beneficiary.

8.	PAYMENT.

8.1. As provided in Section 6.1. (vi) of the Plan, the Board of Directors will determine the Exercise Price of the Options granted and the relevant payment method.

9.	CORPORATE RESTRUCTURING AND AMENDMENT NUMBER OF SHARES.

9.1. The granting of Options under the Plan shall not prevent the Company from participating in corporate restructuring operations such as transformation, incorporation, merger or division, and the Board of Directors may freely determine the effects of the corporate reorganization on the Options outstanding as of the date of such corporate event.

9.2. In the event of a change in the number of the outstanding Shares of the Company, due to an increase or decrease of capital, grouping, splitting, bonus, conversion of shares of a type or class into another, or conversion of other securities issued by the Company into shares, the Options and the Exercise Price shall be adjusted by the Board of Directors in order to avoid distortion and losses to the Company, its shareholders and to the Beneficiaries.

10.	BENEFICIARY TERMINATION.

10.1. The Board of Directors shall determine, at the time it establishes the terms and conditions of the Options, the effects on the Agreement of the termination of the Beneficiary’s employment with the Company.

11.	TERM OF THE PLAN.

11.1. The Plan is effective as of May 20, 2013 (the date of its approval by the Company’s shareholders at their Extraordinary General Shareholders’ Meeting), and shall remain in force until the rights granted under the Options have been fully exercised (the “Term”).

11.2. In the event of dissolution of the Company, the Plan and the Options granted thereunder shall be automatically terminated.

12.	DIVIDENDS.

12.1. Shares purchased or subscribed for by the Beneficiaries in respect of the exercise of the Options will be entitled to dividends, interest on equity and other income declared by the Company as of the exercise date of the Options and the transfer of the Shares to the Beneficiary.

13.	GENERAL PROVISIONS.

13.1. By executing the Agreement the Beneficiary expressly accepts all the terms of the Plan, and agrees to fully comply with such terms.

13.2. No provision of the Plan or Option granted under the Plan shall give any Beneficiary the right to remain as director, officer or employee of the Company or its subsidiaries, as applicable.

13.3. The rights and obligations under the Plan and the Agreement may not be assigned or transferred in whole or in part, or pledged as security for obligations, without the prior written consent of the Company.

13.4. The no exercise by any party of any of its rights, powers or remedies provided by law, the Plan or the Agreement, or such party’s tolerance for delay in the performance of any obligations by other party, shall not prevent such party, at its sole discretion, from exercising such rights, powers or remedies at any time, and such failure to exercise or tolerance for delay shall not constitute a novation.

13.5. The courts of the district of the City of São Paulo, State of São Paulo, to the exclusion of any other, however privileged, shall have sole jurisdiction to settle any disputes which may arise with respect to the Plan.

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